                                                                    Exhibit 99.2




October 2, 1997


Dear Shareholders:

     The purpose of this letter is to advise you of a sale of corporate assets pursuant to Sections 16-10a-704 and 16-10a-1202 of the Utah Revised Business Corporation Act. As discussed in more detail in the enclosed Notice, the sale of corporate assets was negotiated by the Board of Directors of Lanstar Semiconductor Inc. (the "Company") and approved by more than 70% of the
                         -------
outstanding shares entitled to vote.

     I also want to update you on our progress relating to the Company's audited financial statements and filing of a Form 10 with the Securities and Exchange Commission. In the interest of advising you of the sale of corporate assets in a timely manner, the Company has issued this Notice without financial statements. However, the Company anticipates mailing a copy of the audited financial statements as of December 31, 1996, and unaudited interim financial statements as of June 30, 1997, to the Shareholders no later than the week of October 20, 1997. The Company should file the Form 10 in early November, 1997.

     Please call me or Gerald F. Brunton if you have questions concerning these matters.

                                        Very truly yours,



                                        Maxie R. Smith
                                        Chairman and President

Enclosure
ws3\3709

                          LANSTAR SEMICONDUCTOR INC.

                       NOTICE OF SHAREHOLDER ACTION UPON
                             CONSENT OF A MAJORITY
                            VOTE OF THE SHAREHOLDERS


TO THE SHAREHOLDERS OF LANSTAR SEMICONDUCTOR INC. (the "Corporation"):
                                                        -----------

     NOTICE IS HEREBY GIVEN pursuant to Sect. 16-10a-704(2)(a) of the Utah Revised Business Corporation Act that the following proposal:

     To sell 100% of the issued and outstanding shares of common stock of Southwest Memory International, Inc. ("SMI") to World Data Limited, a
                                            ---
     Cayman Islands corporation,

was recommended by the Board of Directors and approved without a Shareholders' meeting by the written consent of the holders of more than 70% of the outstanding shares of the Corporation, which is greater than the minimum number of votes that would be necessary to take the action if it had been taken at a Shareholders' meeting where the holders of all shares entitled to vote on the action were present and voted.

     The recommendation of the Board of Directors is founded on the following:

          (1) The Corporation purchased SMI in November, 1996, from World Data Limited in exchange for shares of the Corporation.

          (2) The Corporation retained SMI's previous management after the purchase in order to secure a smooth transition of management and to retain the advantage of its expertise and experience in operating SMI.

          (3) To prepare for filing of the Form 10, management has conducted audits and other due diligence efforts. In the course of these ongoing due diligence efforts, management has discovered differences of opinion relating to operating methods and financial reporting which, in the opinion of management, cannot be reconciled.

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

          (4) The Board of Directors determined that the best interests of the Corporation would be served by the resale of SMI to the organization from which it was purchased.

          (5) As a result of the transaction, the Corporation has received or will receive the following:

               (A)  25,555,000 shares of the Corporation's stock;

               (B)  A Promissory Note in the amount of $500,000.00;

               (C)  $250,000.00 in cash;

               (D)  Memory inventory valued at $250,000.00;

               (E) A line of credit with SMI to purchase inventory in the amount of $500,000.00 on a net 30 day basis at a cost per unit not to exceed 5% gross profit margin over SMI's actual purchase price;

               (F) Various representations, warranties and indemnities for liabilities arising out of SMI's management's decisions; and

               (G) Continuous access to books and records of SMI for the limited purpose of filing the Corporation's financial statements.

          (6) As a result of the transaction, World Data Limited will receive 100% of the issued and outstanding shares of stock of SMI. SMI will receive a Warrant to purchase up to 18,000,000 shares of stock of the Corporation expiring at the end of 3 years with an exercise price of $1.50 per share.

     The written consents of the requisite number of shares required to authorize the action described above were received by the Corporation on October 2, 1997. The transaction will close on October 13, 1997.

Dated:  October 2, 1997.               Lanstar Semiconductor Inc.



                                       By:
                                          --------------------------------
                                          Maxie R. Smith
                                          Chief Executive Officer and
                                            Chairman



                                      -3-